N I N E   W E S T   G R O U P   I N C.

                                FOR IMMEDIATE RELEASE
                                Jones Apparel Group, Inc. and
                                Nine West Group, Inc.

                                Contacts:

                                For Jones Apparel Group:
                                Wesley R. Card, Chief Financial Officer
                                Anita Britt, Director of Investor Relations
                                             and Financial Planning
                                (215) 785-4000

                                For Nine West Group:
                                Robert C. Galvin, Executive Vice President
                                             and Chief Financial Officer
                                (914) 640-4373

         JONES APPAREL GROUP, INC. TO ACQUIRE NINE WEST GROUP, INC.

New York, NY, March 2, 1999 -- Jones Apparel Group, Inc. (NYSE: JNY) and Nine West Group Inc. (NYSE: NIN) today announced that Jones has entered into a definitive agreement whereby Jones will acquire 100% of the common stock of Nine West in a merger transaction.

Jones will exchange approximately .5011 of a common share of Jones and $13 in cash for each Nine West Group common share. Based on a value of Jones of $26 per share, Jones will pay approximately $885 million for the Nine West common shares. Including assumed debt, the transaction has a total value of approximately $1.4 billion. Nine West has approximately 34 million shares outstanding.

The acquisition is expected to be slightly accretive to Jones in 1999 and is expected to add significantly to Jones' earnings growth in 2000. The transaction is expected to close by the end of June 1999 and is subject to customary conditions, including approval by Nine West stockholders and Hart-Scott-Rodino Act clearance.

The combination joins the leading marketer and designer of women's apparel with the leading marketer and designer of women's footwear and accessories to create one of the world's largest integrated companies of its kind. Together, Jones and Nine West had more than $3.6 billion in trailing 12 months revenues and could generate approximately $4.5 billion in revenue in 2000, the companies said.

Upon closing, Mark J. Schwartz will be named Chairman of Nine West. Jerome Fisher, a co-founder of the Company and its current Chairman, will become a consultant to the Company effective with the closing of the transaction. Vincent Camuto, the other co-founder of the Company and its current CEO, will continue to be actively involved with the Company, capitalizing on his experience and expertise in design and merchandising.

Mr. Schwartz is currently President and CEO of Palladin Capital Group, Inc., a leveraged buyout firm, and is a member of the Board of Directors of Jones Apparel Group. As a former Director of Investment Banking at Merrill Lynch, Mr. Schwartz was responsible for bringing Jones and Nine West public and has worked closely with both companies for more than 10 years.

Sidney Kimmel, Chairman of Jones Apparel Group, stated, "We are extremely excited to be announcing this acquisition. Jones and Nine West create a winning combination of industry strength, talent and opportunities for dynamic growth."

"Nine West meets all of our acquisition criteria," Mr. Kimmel said. "The Company has many strong brands, such as Nine West, Easy Spirit and Enzo Angiolini; excellent product quality and consistency; and leading market positioning."

"We are fully confident with Mark Schwartz at the helm of Nine West. He will bring excellent leadership skills as well as an outstanding management and strategic background to the Company. We also are looking forward to the continuing contributions of Jerome Fisher and Vincent Camuto. In addition, we are very impressed with the strength of management at the Group President and division levels of Nine West in design, merchandising and selling as well as the company's finance, operations and distribution teams."

"We believe that the acquisition will be slightly accretive to second half 1999 earnings per share and anticipate it could add $0.15-$0.35 per share in 2000, excluding any purchase accounting adjustments. Looking ahead, we see excellent potential for brand synergies to expand Nine West from its current leadership in the better market and into the moderate and mass markets. We also see significant cross-selling opportunities in apparel, footwear and accessories using both companies strong brand names."

"Ultimately," Mr. Kimmel said, "the addition of Nine West is an excellent example of our stated strategy at Jones of identifying new opportunities and building a dynamic market presence with outstanding quality product and nationally known brand names, which will continue to allow us to stand out as an industry leader as we move beyond the year 2000."

Mr. Schwartz noted that while Nine West had difficulties in 1998, Nine West's turnaround program is underway. "We see strong positive trends in their business," Mr. Schwartz explained. "Customers are responding very positively to new spring product. Positive steps have, and will continue to be taken to improve the operating performance and cash flow of Nine West, including reducing overhead, rationalizing retail and international operations, decreasing inventories and lowering investment in working capital."

Mr. Fisher, Chairman of Nine West, stated, "We are very excited about the prospects for this combination with Jones. It provides each organization with a strong strategic partner in a different sector of the fashion industry, thereby creating an industry powerhouse."

Mr. Camuto, Chief Executive Officer of Nine West, said, "We are delighted to deliver to our stockholders significant and continuing value for their Nine West shares. We believe the prospects for the combined organization are outstanding. We will have unprecedented expertise in providing our customers with complete lines of apparel, footwear and accessories in different channels of distribution."

The actual number of shares of Jones in addition to $13 in cash consideration to be exchanged for each Nine West common share shall be (i) .5011 if the average price of Jones common stock for the 15-day period ending two business days prior to the closing is greater than or equal to $24 and less than or equal to $34; (ii) equal to $17 divided by the average Jones stock price if the average Jones stock price is greater than $34 and less than or equal to $36; (iii) .4722 if the average Jones stock price is greater than $36; (iv) equal to $12 divided by the average Jones stock price if the average Jones stock price is greater than or equal to $21 and less than $24; and (v) .5714 if the average Jones stock price is less than $21. If the average Jones stock price is less than $21, Nine West may terminate the agreement and plan of merger upon compliance with certain requirements, including the payment of certain fees to Jones.

Palladin Capital Group acted as financial advisor to Jones. Bear, Stearns & Co. Inc. acted as financial advisor to Nine West. Cravath, Swaine & Moore is legal counsel to Jones. Simpson Thacher & Bartlett is legal counsel to Nine West.

Jones Apparel Group, Inc. (www.jny.com) is a leader in the apparel industry. The Company designs and markets a broad array of products, including sportswear, jeanswear, suits and dresses. The Company markets its products under nationally known brands, including Jones New York, Evan-Picone, Rena Rowan, Todd Oldham and Saville. Licensed brands include Lauren by Ralph Lauren, Ralph by Ralph Lauren and Polo Jeans Company, which are licensed from Polo Ralph Lauren. As the Company approaches its 30th anniversary, it has built a reputation for excellence in product quality and value, and in operational delivery and execution.

Nine West Group Inc. (www.ninewest.com) is a leading designer, developer, manufacturer and marketer of quality, fashionable women's footwear and accessories. Its internationally recognized brands are marketed in the "bridge" to "moderate" price ranges and include the flagship Nine West label, Amalfi, Bandolino, Luca B. for Calico, cK/Calvin Klein (under license), 9 & Co., Pappagallo, Pied a Terre, Selby, Westies and The Shoe Studio Group Limited brands. Nine West Group's products are sold to more than 7,000 department, specialty and independent retail stores and through 1,095 of its own domestic retail stores and 431 international retail locations operating at the end of the third quarter.

Jones Apparel Group Forward-Looking Statement: Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 1997 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Nine West Group Forward-Looking Statement: Certain statements contained in this news release which are not historical facts contain forward-looking information with respect to the Company's plans, projections or future performance, the occurrence of which involve certain risks and uncertainties that could cause the Company's actual results or plans to differ materially from those expected by the Company. Certain of such risks and uncertainties relate to the overall strength of the general domestic and international retail environments; the ability of the Company to predict and respond to changes in consumer demand and preferences in a timely manner; increased competition in the footwear and accessories industry and the Company's ability to remain competitive in the areas of style, price and quality; acceptance by consumers of new product lines; the ability of the Company to manage general and administrative costs; changes in the costs of leather and other raw materials, labor and advertising; the ability of the Company to secure and protect trademarks and other intellectual property rights; retail store construction delays; the availability of desirable retail locations and the negotiation of acceptable lease terms for such locations; and the ability of the Company to place its products in desirable sections of its department store customers.

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